Exhibit 99.1

                                 PRESS RELEASE

L. B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

                              L. B. FOSTER COMPANY

                      REPORTS STRONG FOURTH QUARTER RESULTS

                   AND A 267% INCREASE IN FULL YEAR NET INCOME

PITTSBURGH, PA, January 26, 2006 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported its fourth quarter earnings per diluted share increased considerably compared to the year-ago quarter, the fourth consecutive quarter the Company has recorded an earnings increase over the prior year.

2005 Fourth Quarter Results
---------------------------
In the fourth quarter of 2005, L. B. Foster had earnings per diluted share of 8 cents and net income of $0.9 million. In the fourth quarter of 2004, the Company had a 10 cent loss per diluted share and a net loss of $1.0 million.

Net sales increased 19% compared to the prior year quarter to $82.8 million compared to $69.7 million in 2004.

Gross margin was 11.6%, up 300 basis points from the prior year quarter as a result of increased margins at standard before manufacturing and other variances, as well as a significant reduction in LIFO expense, partially offset by unfavorable plant variances.

"Piling, Coated Pipe, and Rail Products continued to deliver strong sales and gross profit, although, as expected, profitability continued to be hampered by relatively weak results in our CXT concrete tie unit," remarked Stan Hasselbusch, President and Chief Executive Officer. "Our concrete tie operations were much improved over the third quarter of 2005, but remained unfavorable to prior year quarter comparisons. We are, however, pleased to report that tie production in our recently refurbished Grand Island facility continues to increase pursuant to our expectations. We are also pleased to announce that our Tucson facility construction process has commenced as we have recently received final permitting approval from local authorities," added Hasselbusch.

Mr. Hasselbusch concluded, "Overall business activity remains strong and is reflected in our fourth quarter order bookings. Bookings for the fourth quarter were $86.8 million, 14% higher than the same period last year. Backlog at December 31, 2005 was $129 million, which was 29% higher than last year."

Selling and administrative expenses increased $0.6 million or 8% over the same prior year period due to employee compensation and benefit expenses. Fourth quarter interest expense increased $0.3 million over the prior year due to increased interest rates and increased borrowings. The increase in borrowings was due primarily to working capital requirements, especially inventory, as well as higher than typical capital investments made in 2005. The income tax rate was 10.6% in the fourth quarter compared to 37.4% in the prior year quarter. The low tax rate in 2005 is the result of adjustments related to the reconciliation of certain tax accounts and releasing a portion of the valuation allowance provided for state deferred assets.

2005 Annual Results
-------------------
For the twelve months ended December 31, 2005, the Company reported substantially improved earning per diluted share of 52 cents and net income of $5.4 million versus earnings per diluted share of 14 cents and net income of $1.5 million in 2004.

Net sales for the twelve months ended December 31, 2005 increased 19% to $353.5 million compared to $297.9 million in 2004, which we were able to leverage into a 222% increase in pretax income.

Gross margin improved 100 basis points to 11.3% due to decreased LIFO expense and increased gross margins at standard, partially offset by unfavorable plant variances.

Selling and administrative expenses rose $3.2 million or 11% for the same reasons previously mentioned. Interest expense rose 37% as a result of increased borrowings and increased interest rates. The income tax rate was 29.8% in 2005 compared to 38.4% in the prior year, primarily as a result of changes in the state tax valuation allowance.

Cash flow from operations was a strong $10.2 million for the fourth quarter; however the full year cash from operations was a negative $3.9 million as the Company's working capital increased significantly. Capital expenditures for the year exceeded $15.0 million due primarily to the construction of a new concrete tie manufacturing facility and the upgrade of another, to meet the requirements of a long-term contract with the Union Pacific Railroad. These cash requirements were funded from our revolving credit facility and interim fixed rate lease financing as well as the proceeds from the sale of an unused facility in Doraville, Georgia.

L. B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter operating results on Thursday, January 26, 2006 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer and Mr. David Russo, Senior Vice President and Chief Financial Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as
"anticipates",   "expects",   or   "will",   generally   should  be   considered
forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)


                                                    Three Months Ended              Twelve Months Ended
                                                       December 31,                     December 31,
                                               -----------------------------    -----------------------------
                                                   2005            2004             2005            2004
                                               -----------------------------    -----------------------------

NET SALES                                         $82,829         $69,729         $353,484        $297,866

COSTS AND EXPENSES:
Cost of goods sold                                 73,218          63,757          313,491         267,255
Selling and administrative
  expenses                                          8,033           7,429           31,069          27,877
Interest expense                                      697             417            2,472           1,801
Other income                                          (81)           (205)          (1,286)         (1,471)
                                             -------------   -------------    -------------   -------------
                                                   81,867          71,398          345,746         295,462
                                             -------------   -------------    -------------   -------------

INCOME (LOSS) BEFORE INCOME TAXES                     962          (1,669)           7,738           2,404

INCOME TAXES                                          102            (625)           2,304             924
                                             -------------   -------------    -------------   -------------

NET INCOME (LOSS)                                    $860         ($1,044)          $5,434          $1,480
                                             =============   =============    =============   =============


BASIC EARNINGS (LOSS) PER COMMON SHARE              $0.08          ($0.10)           $0.54           $0.15
                                             =============   =============    =============   =============

DILUTED EARNINGS (LOSS) PER COMMON SHARE            $0.08          ($0.10)           $0.52           $0.14
                                             =============   =============    =============   =============

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                10,186          10,038           10,122           9,952
                                             =============   =============    =============   =============

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                              10,585          10,355           10,492          10,268
                                             =============   =============    =============   =============